Exhibit 23.2


January 8, 1999                REGULAR MAIL

CBQ, Inc.
4851 Keller Springs
Dallas TX 75248


Re:   Form S 8 Filing

Gentlemen:

Please allow this letter to serve as my consent to the filing of, and reference in the prospectus to, my opinion dated even date herewith in the registration statement under the referenced matter.

If you have any questions with regards to the above matter, please call.


Very truly yours,



/s/ Mark S. Pierce
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Mark S. Pierce